EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Pacific Ethanol, Inc.
Sacramento, California

We consent to the incorporation by reference in Registration Statements (Nos. 333-106554, 333-123538 and 333-137663) on Form S-8 and (Nos. 333-127714, 333-135270, 333-138260, 333-143617 and 333-147471) on Form S-3 of Pacific Ethanol, Inc. of our reports dated March 27, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2007.

Our report dated March 27, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expressed an opinion that Pacific Ethanol, Inc. had not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ HEIN & ASSOCIATES LLP

Irvine, California
March 27, 2008